Preliminary Terms This summary of terms is not complete and should be read with the pricing supplement below Issuer: Citigroup Global Markets Holdings Inc. Guarantor: Citigroup Inc. Underlyings: Dow Jones Industrial Average TM (ticker: “INDU”) and Russell 2000 ® Index (ticker: “RTY) Pricing date: June 25, 2021 Valuation dates: Quarterly, beginning approximately one year after issuance Maturity date: June 30 , 2026 Automatic early redemption: If on any valuation date the closing value of the worst performer is greater than or equal to its initial underlying value, the securities will be automatically called for an amount equal to the principal plus the applicable premium Premium: Between 4.00 % and 6.00% per annum* CUSIP / ISIN: 17329FEP5 / US17329FEP53 Final b uffer value: 85% of its initial underlying value, for each underlying Buffer percentage: 15% Initial underlying value: For each underlying, its closing value on the pricing date Final underlying value : For each underlying, its closing value on the final valuation date Underlying return: For each underlying on any valuation date, (current closing value - initial underlying value) / initial underlying value Worst performer: On any valuation date, the underlying with the lowest underlying return Payment at maturity (if not autocalled): • If the final underlying value of the worst performer is greater than or equal to its initial underlying value: $1,000 + the premium applicable to the final valuation date • If the final underlying value of the worst performer is less than its initial underlying value but greater than or equal to its final buffer value : $1,000 • If the final underlying value of the worst performer is less than its final buffer value: $1,000 + [$1,000 × (underlying return of worst performer + the buffer percentage)] If the securities are not automatically redeemed prior to maturity and the final underlying value of the worst performer is less than its final buffer value, you will lose 1% of the stated principal amount of your securities at maturity for every 1% by which that depreciation ex ceeds the buffer percentage. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citig rou p Inc. Stated principal amount: $1,000 per security Pricing Supplement: Preliminary Pricing Supplement dated May 21 , 2021 * The actual contingent coupon rate will be determined on the pricing date. ** The hypotheticals assume that contingent coupon will be set at the lowest value indicated in this offering summary. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. Autocallable Securities Linked to the Worst of INDU and RTY

$0 $200 $400 $600 $800 $1,000 $1,200 $1,400 $1,600 $1,800 $2,000 -100% -75% -50% -25% 0% 25% 50% 75% 100% Payment at Maturity Underlying Return The Underlying The Securities Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. Hypothetical Interim Payment per Security** Hypothetical Worst Underlying Return on Final Valuation Date Hypothetical Payment at Maturity 100.00% $1,200.00 50.00% $1,200.00 25.00% $1,200.00 15.00% $1,200.00 0.00% $1,200.00 - 5.00% $1,000.00 - 15.00% $1,000.00 - 15.01% $999.90 - 50.00% $650.00 - 100.00% $150.00 Valuation Date on which Worst Performer Exceeds Initial Underlying Value Premium Hypothetical Redemption June 30 , 2022 4.00% $1,040.00 September 26 , 2022 5.00% $1,050.00 December 27 , 2022 6.00% $1,060.00 March 27 , 2023 7.00% $1,070.00 June 26 , 2023 8.00% $1,080.00 September 25 , 2023 9.00% $1,090.00 December 26 , 2023 10.00% $1,100.00 March 25 , 2024 11.00% $1,110.00 June 25 , 2024 12.00% $1,120.00 September 25 , 2024 13.00% $1,130.00 December 26 , 2024 14.00% $1,140.00 March 25 , 2025 15.00% $1,150.00 June 25 , 2025 16.00% $1,160.00 September 25 , 2025 17.00% $1,170.00 December 26 , 2025 18.00% $1,180.00 March 25 , 2026 19.00% $1,190.00 If the closing value of the worst performer is not greater than or equal to its initial underlying value on any interim valuation date, then the securities will not be automatically redeemed prior to maturity and you will not receive a premium following that valuation date . B C D A Hypothetical Payment at Maturity per Security** Assumes the securities have not been automatically redeemed prior to maturity A B C D

Selected Risk Considerations • You may lose a significant portion of your investment. If the securities are not automatically redeemed prior to maturity, your payment at maturity will depend on the final underlying value of the worst performer on the final valuation date. If the final underlying value of the worst performer on the final valuation date is less than its final buffer value, which means that the worst performer on the final valuation date has depreciated from its initial underlying value by more than the buffer percentage, you will lose 1% of the stated principal amount of the securities for every 1% by which that depreciation exceeds the buffer percentage. • The return on the securities depends solely on the performance of the worst performer. As a result, t he securities are subject to the risks of each of the underlyings and will be negatively affected if any one performs poorly. • You will be subject to risks relating to the relationship among the underlyings. The less correlated the underlyings, the more likely it is that any one of the underlyings will perform poorly over the term of the securities. All that is necessary for the securities to perform poorly is for one of the underlyings to perform poorly. • The securities offer downside exposure, but no upside exposure, to the underlyings. • You will not receive dividends or have any other rights with respect to the underlyings. • The securities are particularly sensitive to the volatility of the closing values of the underlyings on or near the valuation dates. • The securities are unsecured debt securities and are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement. • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • The Russell 2000 ® Index is subject to risks associated with small capitalization stocks. • The issuer and its affiliates may have conflicts of interest with you. • The U.S. federal tax consequences of an investment in the securities are unclear. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 255302 and 333 - 255302 - 03 ) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc.